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                                                                    Exhibit 23.5



                             Accountants' Consent



The Board of Directors
DrugMax.com, Inc.
Largo, Florida

We consent to the use of our report dated August 6, 1999 relating to the consolidated balance sheet as of March 31, 1999 and the related consolidated statement of operations, shareholder's equity and cash flows for the year then ended of Becan Distributors, Inc. and Subsidiary in Form SB-2 of DrugMax.com, Inc. and the reference to our firm under the heading "experts" in the prospectus.


BRIMMER, BUREK & KEELAN LLP
Tampa, Florida
November 1, 2000